Exhibit 99.1

Contact:

Investors	Media
Eugenia Shen	Bob Purcell
BioMarin Pharmaceutical Inc.	BioMarin Pharmaceutical Inc.
(415) 506-6570	(415) 506-3267

For Immediate Release:

BioMarin Announces Chief Financial Officer Jeffrey Cooper to Leave the Company

CFO Transition Planned Through 2012

Novato, Calif., February 21, 2012 – BioMarin Pharmaceutical Inc. (Nasdaq: BMRN) announced today that Jeffrey Cooper, Senior Vice President and Chief Financial Officer, plans to leave the company. He will stay in his current role through the middle of the year and then transition to an advisory role until the end of 2012.

“I am very proud to have been a part of this growing company for the last eight years and to have seen the evolution of BioMarin into a strong fully-integrated biotechnology company with four growing commercial products and a promising R&D pipeline,” stated Jeff Cooper, Chief Financial Officer of BioMarin. “I look forward to continuing my support of BioMarin during this transition period in 2012, and beyond that, applying my knowledge and skills to assist with development stage biotechnology companies.”

“On behalf of BioMarin and the Board of Directors, I would like to thank Jeff for over eight years of dedicated service to the company,” stated Jean-Jacques Bienaimé, Chief Executive Officer of BioMarin. “In that time, Jeff has overseen the financial operations of the company as we increased revenues from $12 million in 2003 to over $440 million in 2011 and raised over $650 million in financing. The finance and accounting team under Jeff’s leadership is very strong and capable with many experienced and long-term employees. With the planned transition expected to start mid-year, we will be well-equipped to face the exciting challenges of accelerated growth in the coming years.”

Mr. Cooper joined BioMarin in October 2003 as Vice President, Controller, and was promoted to the position of Chief Financial Officer in August 2005. Prior to BioMarin, he served as Vice President of Finance at Matrix Pharmaceutical where he worked for six years. Earlier in his career, Mr. Cooper held numerous finance-related positions within the health care and pharmaceutical industries, including Corporate Controller at Foundation Health Systems and Director of Business Analysis at Syntex Corporation, a company he worked for from 1983 to 1995.

The company is initiating a search for a new Chief Financial Officer and hopes to complete the search in the second quarter of 2012.

About BioMarin

BioMarin develops and commercializes innovative biopharmaceuticals for serious diseases and medical conditions. The company’s product portfolio comprises four approved products and multiple clinical and pre-clinical product candidates. Approved products include Naglazyme® (galsulfase) for mucopolysaccharidosis VI (MPS VI), a product wholly developed and commercialized by BioMarin; Aldurazyme® (laronidase) for mucopolysaccharidosis I (MPS I), a product which BioMarin developed through a 50/50 joint venture with Genzyme Corporation; Kuvan® (sapropterin dihydrochloride) Tablets, for phenylketonuria (PKU), developed in partnership with Merck Serono, a division of Merck KGaA of Darmstadt, Germany; and Firdapse™ (amifampridine), which has been approved by the European Commission for the treatment of Lambert Eaton Myasthenic Syndrome (LEMS). Product candidates include GALNS (N-acetylgalactosamine 6-sulfatase), which is currently in Phase III clinical development for the treatment of MPS

IVA, amifampridine phosphate (3,4-diaminopyridine phosphate), which is currently in Phase III clinical development for the treatment of LEMS in the U.S., PEG-PAL (PEGylated recombinant phenylalanine ammonia lyase), which is currently in Phase II clinical development for the treatment of PKU, BMN-701, a novel fusion protein of insulin-like growth factor 2 and acid alpha glucosidase (IGF2-GAA), which is currently in Phase I/II clinical development for the treatment of Pompe disease, BMN-673, a poly ADP-ribose polymerase (PARP) inhibitor, which is currently in Phase I/II clinical development for the treatment of genetically-defined cancers, and BMN-111, a modified C-nutriuretic peptide, which is currently in Phase I clinical development for the treatment of achondroplasia. For additional information, please visit www.BMRN.com. Information on BioMarin’s website is not incorporated by reference into this press release.

Forward-Looking Statement

This press release contains forward-looking statements about the business prospects of BioMarin Pharmaceutical Inc., including, without limitation, statements about: senior management staffing. These forward-looking statements are predictions and involve risks and uncertainties such that actual results may differ materially from these statements. These risks and uncertainties include, among others: our ability to recruit an appropriate candidate for Chief Financial Officer in a timely manner; and those factors detailed in BioMarin’s filings with the Securities and Exchange Commission, including, without limitation, the factors contained under the caption “Risk Factors” in BioMarin’s 2010 Annual Report on Form 10-K, and the factors contained in BioMarin’s reports on Form 10-Q. Stockholders are urged not to place undue reliance on forward-looking statements, which speak only as of the date hereof. BioMarin is under no obligation, and expressly disclaims any obligation to update or alter any forward-looking statement, whether as a result of new information, future events or otherwise.

BioMarin® , Naglazyme®, Kuvan® and Firdapse™ are registered trademarks of BioMarin Pharmaceutical Inc.

Aldurazyme® is a registered trademark of BioMarin/Genzyme LLC.

###

2